Exhibit 10.3

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is made in Beijing, China on December 4, 2017 by and between:

Pledgee:	Meili Auto (Beijing) Internet Technology Co., Ltd. with a registered address at Room 2003, Floor 20, Building 11, Wangjing Dongyuan Fourth Area, Chaoyang District, Beijing, PRC;

Pledgors:	Zheng Weixi with an ID Card No. of 510212197809270821

Zhang Qiuhong with an ID Card No. of 320102195603130425

and

Domestically-funded Company: Beijing Feima Changyou Information Technology Co., Ltd. with a registered address at Room 322-10, Floor 3, Building 6 (North), Courtyard 1, Shuangqing Road, Haidian District, Beijing, PRC.

WHEREAS:

(1)

The Pledgors have the total equities corresponding to the registered capital of RMB 1,000,000 of the Domestically-funded Company, accounting for 100.00% of the total equities of the Domestically-funded Company, and there is no pledge or any other encumbrances on the equities of the Pledgors at present. Zheng Weixi holds the equities corresponding to the registered capital of RMB 200,000 of the Domestically-funded Company, accounting for 20 % of the total equities of the Domestically-funded Company; Zhang Qiuhong holds the equities corresponding to the registered capital of RMB 800,000 of the Domestically-funded Company, accounting for 80 % of the total equities of the Domestically-funded Company.

(2)	The Pledgee is a wholly foreign-owned enterprise registered in China.

(3)

As a guarantee for the Pledgors to perform all Contractual Obligations (as defined below), the Pledgors intend to provide pledge to the Pledgee with all the equities the Pledgors own in the Domestically-funded Company.

NOW, THEREFORE, the parties hereto, upon agreement reached through consultation, agree as follows:

1.	Definitions

Unless otherwise provided in this Agreement, the following words shall have the meanings given to them respectively below:

1.1.	Contractual Obligations: means all contractual obligations and representations, warranties and commitments made by the Pledgors under the agreements listed in Annexes I, II and III and this Agreement;

1.2.

Guaranteed Debts: means all direct and indirect losses and the loss of predictable benefits suffered by the Pledgee due to any default committed by the Pledgors and/or the Domestically-funded Company, and the expenses incurred by the Pledgee in the course of enforcing the Pledgors and/or the Domestically-funded Company to perform their Contractual Obligations and realizing the Pledge by the Pledgee.

1.3.	Pledge: see Article 2 of this Agreement for the definition.

1.4.	Pledged Equities: means all equities legally held by the Pledgors in the Domestically-funded Company.

1.5.	Term of Pledge: means the period specified in Article 3.1 of this Agreement.

1.6.	Event of Default: means any circumstance listed in Article 7.1 of this Agreement.

1.7.	Notice of Default: means the notice issued by the Pledgee announcing the Event of Default according to this Agreement.

2.	Pledge

2.1.

As a guarantee for the full and complete performance of the Contractual Obligations by the Pledgors and the Domestically-funded Company, the Pledgors hereby pledge the Pledged Equities as defined in this Agreement to the Pledgee, and the Pledgee shall have the pledged security rights and interests (“Pledge”) within the maximum amount of secured creditor’s rights with respect to the Pledged Equities and shall have the priority claim.

2.2.

During the Term of Pledge, the Pledgee shall have the right to receive the bonuses or dividends generated from the Pledged equities. The Pledgors may receive the bonuses or dividends with respect to the Pledged Equities only with the prior written consent of the Pledgee. After deduction of all relevant taxes and fees paid by the Pledgors, the dividends or bonuses distributed to the Pledgors with respect to the Pledged Equities (1) shall be deposited into the designated account of the Pledgee as required by the Pledgee, supervised and managed by the Pledgee, and used for guaranteeing the Contractual Obligations and first paying off the Guaranteed Debts; or (2) are unconditionally presented to the Pledgee or the person designated by the Pledgee on the premise of not violating the laws of China.

2.3.

If the Domestically-funded Company shall be dissolved or liquidated according to the mandatory provisions of the laws of China, after the Domestically-funded Company has completed the dissolution or liquidation procedures according to law, any benefits legally distributed to the Pledgors from the Domestically-funded Company, after deduction of all relevant taxes and fees paid by the Pledgors, (1) shall be deposited into the designated account of the Pledgee as required by the Pledgee, supervised and managed by the Pledgee, and used for guaranteeing the Contractual Obligations and first paying off the Guaranteed Debts; or (2) are unconditionally presented to the Pledgee or the person designated by the Pledgee on the premise of not violating Chinese laws.

3.	Term of Pledge

3.1.

The Pledge hereunder shall be established when the pledge registration procedures for the Pledged Equities are handled with the administration for industry and commerce and shall be extinguished until the date when all the Guaranteed Debts are paid off. The Pledgors shall, in accordance with the relevant laws and regulations of the People’s Republic of China, submit the application documents of the pledge to the industrial and commercial registration authority of the place where the Domestically-funded Company is located for registration within 15 days from the date of this Agreement.

3.2.

During the Term of Pledge, if the Domestically-funded Company or either Pledgor fails to fully perform the Contractual Obligations or the Event of Default specified in Article 7.1 hereof occurs, the Pledgee shall have the right to dispose of the Pledge in accordance with the provisions of this Agreement and the relevant Chinese laws and regulations.

4.	Keeping of Pledge Certificate

4.1.

Within the Term of Pledge stipulated in this Agreement, the Pledgors shall sign or cause the Domestically-funded Company to sign the Capital Contribution Certificate and the Register of Shareholders attached hereto, deliver the above officially signed documents and the pledge registration certificate issued by the industrial and commercial registration authority to the Pledgee to be kept by the Pledgee within the Term of Pledge stipulated in this Agreement.

4.2.	The Pledgee shall have the right to receive all cash and non-cash incomes such as all dividends and bonuses generated from the Pledged Equities from the date of this Agreement.

5.	Representations and Warranties of the Pledgors

5.1.	The Pledgors are the legal owners of the Pledged Equities.

5.2.	At any time, once the Pledgee exercises the rights of the Pledgee according to this Agreement, there shall be no interference from any other party.

5.3. The Pledgee shall have the right to dispose of and transfer the Pledge in the manner stipulated in this Agreement.

5.4. Except for the Pledgee, the Pledgors have not set any other pledge rights or any third party rights on the Pledged Equities.

6.	Undertakings of the Pledgors

6.1.	During the existence of this Agreement, the Pledgors undertake with the Pledgee that:

(a)

without the prior written consent of the Pledgee, the Pledgors will not transfer the Pledged Equities, or establish or allow any pledge or other form of guarantee that may affect the rights and interests of the Pledgee;

(b)

the Pledgors will comply with and implement the provisions of all laws and regulations concerning pledge of rights, and upon receipt of the notice, instruction or suggestion issued or formulated by the relevant competent authority on the Pledge, present the said notice, instruction or suggestion to the Pledgee within five days thereafter, and at the same time comply with such notice, instruction or suggestion, or raise objections and statements on the above matters according to the reasonable requirements of the Pledgee or with the consent of the Pledgee;

(c)

the Pledgors will notify the Pledgee in a timely manner of any event or received notice that may affect the rights to the Pledged Equities or any part thereof, and of any event or received notice that may change the Pledgors’ warranties and obligations hereunder, or may affect the Pledgors’ performance of their obligations hereunder.

6.2.

The Pledgors agree that the Pledgee’s right to exercise the Pledge obtained in accordance with the terms of this Agreement shall not be interrupted or hindered by the Pledgors or their successors or clients or any other person by legal proceedings.

6.3.

The Pledgors warrant to the Pledgee that in order to protect or perfect the Pledgee’s security interests hereunder, the Pledgors will honestly sign and cause other parties having interests in the Pledge to sign all the right certificates and contracts, and/or perform and cause other interested parties to perform the acts required by the Pledgee, provide convenience for the exercise of the rights and authorization granted to the Pledgee hereunder, sign all documents on the change of the equity certificates with the Pledgee or its designated person (natural person/legal person), and provide the Pledgee with all notices, orders and decisions on the Pledge that the Pledgee deems necessary within a reasonable period of time.

6.4.

The Pledgors warrant to the Pledgee that the Pledgor will abide by and perform all warranties, undertakings, agreements, representations and conditions for the benefit of the Pledgee. If the Pledgors fail to perform or fail to fully perform their warranties, undertakings, agreements, representations and conditions, they shall compensate the Pledgee for all losses incurred by the Pledgee arising therefrom.

6.5.	The Pledgors warrant to the Pledgee that the Pledgors, together with other shareholders, shall be jointly and severally liable for their obligations hereunder.

6.6.

Each Pledgor irrevocably agrees to waive the preemptive right with respect to the transfer of the Pledged Equities pledged to the Pledgee by other shareholders of the Domestically-funded Company due to the Pledgee’s exercise of the Pledge.

7.	Event of Default

7.1.	The following matters shall be deemed as the Event of Default:

(a)	if the Pledgors or the Domestically-funded Company fail/fails to fully perform the Contractual Obligations;

(b)	if any representations or warranties made by the Pledgors in Article 5 hereof are materially misleading or erroneous, and/or the Pledgors violate such representations or warranties;

(c)	if the Pledgors violate the undertakings stipulated in Article 6 hereof;

(d)	if the Pledgors violate any terms of this Agreement;

(e)	if except as agreed in Item 6.1(a) of this Agreement, the Pledgors abandon the Pledged Equities or transfers or otherwise disposes of the Pledged Equities without the written consent of the Pledgee;

(f)

if any external loans, guarantees, compensation, undertakings or other debt repayment responsibilities of the Pledgors (1) are required to be repaid or performed in advance due to default; or (2) are due but unable to be repaid or performed as scheduled, resulting in the Pledgee’s belief that the Pledgors’ abilities to perform their obligations hereunder have been affected;

(g)	if the Pledgors are unable to repay general debts or other debts:

(h)	if this Agreement becomes illegal or the Pledgors cannot continue to perform their obligations hereunder due to the promulgation of the relevant laws and regulations.

(i)

if all government departments’ consents, permissions, approvals or authorizations required to make this Agreement enforceable or legal or effective are withdrawn, suspended, invalidated or substantially modified;

(j)	if the the Pledgee deems that the Pledgors’ abilities to perform their obligations hereunder have been affected due to adverse change in the property owned by the Pledgors;

(k)

if the successor or trustee of the Domestically-funded Company can only partially perform or refuse to perform the payment responsibility under the Exclusive Technology Consulting and Service Agreement; and

(l)	if other circumstances under which the Pledgee cannot exercise and dispose of the Pledge according to relevant laws occur.

7.2.

In the event that the Pledgors become aware of or find any of the matters described in Article 7.1 or the events that may lead to such matters, the Pledgors shall immediately notify the Pledgee in writing.

7.3.

Unless the Event of Default listed in Article 7.1 has been satisfactorily resolved to the satisfaction of the Pledgee, the Pledgee may, at any time after the occurrence of the Event of Default, dispose of the Pledge in accordance with this Agreement and the relevant laws and regulations of China by sending a written Notice of Default to the Pledgors.

8.	Exercise of the Pledge

8.1.	The Pledgor shall not give up, transfer or otherwise dispose of the Pledged Equities without the written consent of the Pledgee before the Contractual Obligations are fully performed.

8.2.	When exercising the Pledge, the Pledgee shall send a written Notice of Default to the Pledgors.

8.3.

Subject to the provisions of Article 7.3, the Pledgee may exercise the right to dispose of the Pledge at the same time as or at any time after issuing the Notice of Default in accordance with Article 7.3.

8.4.

The Pledgee shall have the right to discount, auction or sell off all or part of the Pledged Equities hereunder according to legal procedures and obtain compensation from the proceeds arising therefrom in priority until all Guaranteed Debts are paid off.

8.5.	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgors shall not set up obstacles and shall provide necessary assistance to enable the Pledgee to realize its Pledge.

8.6.

The money obtained by the Pledgee in exercising its Pledge shall be dealt with in the following order: first, to pay all expenses arising from the disposal of the Pledged Equities and the Pledgee’s exercise of its rights and powers (including the remunerations of its lawyer and agents); second, to pay taxes and fees payable due to disposal of Pledged Equities; third, to repay the Guaranteed Debts to the Pledgee. If there is any balance after deducting the above money, the Pledgee shall return such balance to the Pledgors or other persons who have rights to such money according to relevant laws and regulations or deposit the same with the notary office of the place where the Pledgee is located (any expenses incurred therefrom shall be borne by the Pledgors). If after the Pledged Equities are discounted, auctioned or sold off, the money arising therefrom is not sufficient to pay off the Guaranteed Debts, the Pledgors shall pay off the difference between the Guaranteed Debts and such money.

9.	Liabilities for Default and Indemnification

9.1.

Liabilities for Default. The parties hereto agree and acknowledge that if either party hereto (“Defaulting Party”) materially violates any provision of this Agreement or materially fails to perform or delays in performing any of its obligations hereunder, the Defaulting Party shall be deemed to have committed a default hereunder (“Default”), and the party hereto that does not violates this Agreement (“Non-defaulting Party”) shall have the right to request the Defaulting Party to correct the Default or take remedial measures within the reasonable period in addition to other relevant rights hereunder it may have. If the Defaulting Party still fails to correct the Default or take remedial measures within the reasonable period or within ten (10) days after the Non-defaulting Party notifies in writing the Defaulting Party of the Default, requesting the Defaulting Party to correct the Default, the Non-defaulting Party shall have the right to demand damages from the Defaulting party.

9.2.

Indemnification. The Pledgors shall fully indemnify the Pledgee from and against any losses, damage, obligations and/or expenses arising from any suits, claims or other requests asserted against the Pledgee to the extent that such suits, claims or requests incur as a result of or arise out of the performance of this Agreement, and hold harmless the Pledgee from and against any damage or loss caused to the Pledgee due to the acts of the Pledgors or any third party’s request due to the acts of the Pledgors.

10.	Transfer

10.1.	Except with the prior consent of the Pledgee, the Pledgors have no right to donate or transfer their rights and obligations hereunder.

10.2.	This Agreement shall be binding upon the Pledgors and their successors, and shall be valid for the Pledgee and each of it successors and transferee.

10.3.

The Pledgee may transfer all or any of its rights and obligations hereunder to its designated person (natural person/legal person) at any time. In such case, the transferee shall enjoy and assume the rights and obligations enjoyed and assumed by the Pledgee under this Agreement as if the transferee was a party to this Agreement. When the Pledgee transfers the rights and obligations hereunder, at the request of the Pledgee, the Pledgors shall sign the relevant agreements and/or documents on such transfer.

10.4.	After the Pledgee is changed due to the transfer, the parties to the new pledge shall re-sign the pledge agreement.

11.	Termination

The Pledgors shall not terminate this Agreement without the written consent of the Pledgee. This Agreement shall terminate on the date when the Contractual Obligations are fully performed or on the date when the Guaranteed Debts are fully paid off (whichever occurs later).

12.	Handling Fees and Other Fees

12.1.

All expenses and actual expenditures related to this Agreement, including but not limited to legal fees, production costs, stamp duty and any other taxes and expenses, shall be borne by the Pledgors. If the law requires the Pledgee pay the relevant taxes and fees, the Pledgors shall compensate the Pledgee in full for the taxes and fees already paid by the Pledgee.

12.2.

If the Pledgors fail to pay any taxes and fees payable by them in accordance with the provisions of this Agreement, or causes the Pledgee to resort to any means or methods for recourse for other reasons, the Pledgors shall bear all expenses incurred therefrom (including but not limited to taxes and fees, handling fees, management fees, litigation fees, lawyer’s fees, insurance premiums, etc. occurred in handling the Pledge).

13.	Applicable Law and Dispute Resolution

13.1.	Applicable Law. The formation, validity, interpretation and performance of this Agreement and the settlement of disputes hereunder shall be governed by the laws of China.

13.2.

Dispute Resolution. Any dispute arising from the interpretation and performance of this Agreement shall be settled by the parties hereto through friendly consultation. If such disputes cannot be settled within thirty (30) days after either party hereto sends a written notice to the other party hereto requesting a negotiated settlement, either party hereto may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in effect at that time. The place of arbitration shall be Beijing. The arbitration award shall be final and binding on the parties hereto.

14.	Change in Laws

After this Agreement comes into effect, if any legislative or administrative authorities of the central or local governments of China modify the provisions of any laws, regulations, rules or other normative documents of the central or local governments of China, including amending, supplementing or repealing or interpreting the existing laws, regulations, rules or other normative documents, or promulgating implementation measures or detailed rules (collectively, the “Amendments”), or promulgating new laws, regulations, rules or other normative documents (collectively, the “New Regulations”), the following shall apply as follows:

14.1.

If the Amendments or the New Regulations are more beneficial to either party hereto than the relevant laws, regulations, rules or other normative documents valid on the effective date of this Agreement (and the other party hereto will not be seriously and adversely affected by the Amendments or the New Regulations), the parties hereto shall apply to the relevant agencies (if necessary) in a timely manner to obtain the benefits generated from the Amendments or the New Regulations. The parties hereto shall use their best efforts to cause the above application to be approved.

14.2.

If the economic interests of the Pledgee hereunder are seriously and adversely affected due to the Amendments or the New Regulations, whether directly or indirectly, and the parties hereto cannot solve such adverse effects on the economic interests of the Pledgee according to the provisions of this Agreement, after the Pledgee notifies the other parties, the parties hereto shall promptly negotiate and make all necessary amendments to this Agreement to protect the economic interests of the Pledgee hereunder to the maximum extent.

15.	Force Majeure

15.1.

“Force Majeure Event” refers to events which are beyond the reasonable control of either party hereto and which still is unavoidable under the reasonable attention of the affected party, including but not limited to natural disasters, wars, riots, etc., provided that the insufficiency of the credit, funds or financing shall not be deemed as matters beyond the reasonable control of either party hereto. If the performance of this Agreement is delayed or obstructed due to any force majeure event, the party affected by the force majeure will not need to bear any liability hereunder only with respect to the part of the delayed or obstructed performance of this Agreement. The party affected by the force majeure event and seeking exemption from the performance responsibilities under this Agreement or any provisions hereof shall, as soon as possible, notify the other party hereto of such exemption, and inform the other party of the necessary steps for the completion of performance.

15.2.

The party affected by the force majeure event does not need to bear any responsibilities under this Agreement for the above delay or obstruction, provided that only if the affected party uses its reasonable and feasible efforts to perform this Agreement, the party seeking exemption from the performance responsibilities under this Agreement can obtain exemption from the performance responsibility, and the exemption from the performance responsibility is only limited to the part of the delayed or obstructed performance. Once the reasons for the above exemption are corrected and remedied, the parties hereto agree to use their best efforts to resume the performance under this Agreement.

16. Miscellaneous

16.1.

Notice. Notices under this Agreement shall be sent by personal delivery, fax or registered mail. If a notice is sent by registered, the receipt date recorded on the return receipt of the registered mail shall be the delivery date, and if a notice is sent by personal delivery or fax, the sending date shall be the delivery date. If a notice is sent by fax, the original notice shall be sent by registered mail or personal delivery immediately after sending.

16.2.

Further Warranties. The parties hereto agree to promptly sign such documents and take such further actions as are reasonably necessary or advisable for the implementation of the provisions and purposes of this Agreement.

16.3.

Entire Agreement. Except for the written amendments, supplements or modifications to and of this Agreement made after the execution of this Agreement, this Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter set forth herein and supersede all previous oral and written negotiations, statements and contracts between the parties hereto relating to such subject matter.

16.4.	Headings. Headings of this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

16.5.

Severability. If any provision under this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be invalid or unenforceable only within the jurisdiction of the relevant laws and shall not affect the legal effect of the remaining provisions of this Agreement.

16.6.

Waiver. Either party hereto may waive the terms and conditions of this Agreement. However, such waiver shall not be effective unless made in writing and signed by the parties hereto. Any waiver by either party hereto of the default of the other party hereto under certain circumstance shall not be deemed as a waiver by such either party of the similar default of such other party under other circumstances.

16.7.

Amendment and Supplement. Any amendment and supplement to this Agreement shall be made in writing by the parties hereto. The amendments and supplements to this Agreement, which is duly signed by the parties hereto, shall constitute an integral part of this Agreement.

16.8.

Counterparts. This Agreement is written in Chinese and signed in five (5) originals, with each party hereto holding one (1) original and one (1) original being submitted to the administration for industry and commerce for registration.

16.9.	Annexes. The Annexes hereto shall constitute an integral part of this Agreement. Annexes to this Agreement include:

Annex I: Exclusive Technology Consulting and Service Agreement

Annex II: Exclusive Option Agreement

Annex III: Power of Attorney

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IN FAITH AND TESTIMONY WHEREOF, the parties hereto have signed this Agreement as of the date written above.

Pledgee: Meili Auto (Beijing) Internet Technology Co., Ltd.	Domestically-funded Company: Beijing Feima Changyou Information Technology Co., Ltd.

Signature: [Seal]	Signature: [Seal]

Name:	Name:

Title	Title

Pledgor: Zheng Weixi	Pledgor: Zhang Qiuhong

Signature: /s/ Zheng Weixi	Signature: /s/ Zhang Qiuhong

Signature Page of this Equity Pledge Agreement

Capital Contribution Certificate of Beijing Feima Changyou

Information Technology Co., Ltd.

It is hereby certified that:

1.

Zheng Weixi (ID Card No.: 510212197809270821) owns 20% of the equities of Beijing Feima Changyou Information Technology Co., Ltd. (the “Company”), and all such equities have been pledged to Meili Auto (Beijing) Internet Technology Co., Ltd.; and

2.	Zhang Qiuhong (ID Card No.: 320102195603130425) owns 80% of the equities of the Company, and all such equities have been pledged to Meili Auto (Beijing) Internet Technology Co., Ltd.

Beijing Feima Changyou Information Technology Co., Ltd.

[Seal]

Signature

Name:

Title:

December 4, 2017